Exhibit 10.1

GREENSKY, INC. ANNUAL INCENTIVE PLAN Effective as of January 1, 2019

GREENSKY, INC.

ANNUAL INCENTIVE PLAN

THIS ANNUAL INCENTIVE PLAN (this “Plan”) of GreenSky, Inc., a Delaware corporation (“GreenSky”), is adopted for the benefit of the eligible employees described herein, effective as of January 1, 2019.

WITNESSETH:

WHEREAS, the Compensation Committee of the Board of Directors of GreenSky desires to adopt an annual incentive bonus plan pursuant to which GreenSky may award bonuses to eligible employees; and

WHEREAS, the Compensation Committee of the Board of Directors of GreenSky accordingly has approved this Plan as set forth herein.

NOW, THEREFORE, GreenSky hereby establishes the Plan as set forth below.

1.             STATEMENT OF PURPOSE

1.1          Statement of Purpose.  The purpose of the Plan is to encourage the creation of stockholder value by establishing a direct link between the achievement of designated Corporate Performance Objectives (as defined below) and the incentive compensation of Participants in the Plan.  Participants contribute to the success of GreenSky and its Affiliates (as defined below) through the application of their skills and experience in fulfilling the responsibilities associated with their positions.  GreenSky and its Affiliates desire to benefit from the contributions of the Participants and to provide an incentive bonus plan that encourages the sustained creation of stockholder value.

2.             DEFINITIONS

2.1          Definitions.  Capitalized terms used in the Plan shall have the following meanings:

“Affiliate” means any corporation, trade or business or other entity, including but not limited to partnerships, limited liability companies and joint ventures, directly or indirectly controlling, controlled by or under common control with GreenSky, within the meaning of Section 405 of the Securities Act.  Affiliate includes any corporation, trade or business or any other entity that becomes such on or after the date hereof.

“Aggregate Corporate Performance Bonus Multiplier” means the percentage(s) from zero percent (0%) to two hundred percent (200%) that applies to determine the Participant’s Preliminary Bonus Award for the Bonus Period and corresponds to the Corporate Performance Objective(s) and/or level(s) of Corporate Performance Objective(s) and/or Individual Performance Factor(s) and/or level(s) of Individual Performance Factors that must be achieved during the Bonus Period to calculate the Participant’s Preliminary Bonus Award.  The Committee shall establish how the Aggregate Corporate Performance Bonus Multiplier shall be determined for purposes of determining the Participant’s Preliminary Bonus Award.  If the Aggregate Corporate Performance Bonus Multiplier is to be determined based on the achievement of a single level of a Corporate Performance Objective, the Aggregate Corporate Performance Bonus Multiplier shall be the same as the Corporate Performance Bonus Multiplier assigned to that single level of Corporate Performance Objective for the Bonus Period.  If the Aggregate Corporate Performance Bonus Multiplier is to be determined based on the achievement of more than one Corporate Performance Objective and/or Individual Performance Factor and/or more than one level of Corporate Performance

Objective and/or Individual Performance Factor, the Aggregate Corporate Performance Bonus Multiplier shall equal the sum of those percentages determined by multiplying (i) the Corporate Performance Bonus Multiplier assigned to each separate Corporate Performance Objective or level of Corporate Performance Objective and/or separate Individual Performance Factor or level of Individual Performance Factor for the Bonus Period by (ii) the Weighting Percentage assigned to that separate Corporate Performance Objective or level of Corporate Performance Objective or separate Individual Performance Factor or level of Individual Performance Factor.

“Beneficiary” means the person or persons designated in writing by the Participant to be the Participant’s Beneficiary for purposes of the Plan.  Such designation shall be made in writing by the Participant in the manner prescribed by the Committee.  The Participant may change or revoke such designation at any time, only if such change or revocation is made in writing in the manner prescribed by the Committee.  If, at the time of the Participant’s death, no Beneficiary has been designated or the designated Beneficiary predeceases the Participant, the Participant’s Beneficiary for purposes of the Plan will be (i) the Participant’s spouse, (ii) if there is no spouse, the Participant’s children, including legally adopted children, in equal shares per stirpes, and (iii) if there is no spouse nor children, the Participant’s estate.

“Board” means the Board of Directors of GreenSky.

“Bonus Award” means the bonus amount to be paid to the Participant for the Bonus Period, which shall equal the lesser of (i) the Participant’s Maximum Bonus Award for the Bonus Period and (ii) the Participant’s Preliminary Bonus Award for the Bonus Period, as such Preliminary Bonus Award may be increased or decreased as the Committee in its sole discretion shall determine based on individual performance or such other factors as the Committee determines to be appropriate.

“Bonus Period” means the period beginning January 1 and ending December 31 of the calendar year, in respect of which the Corporate Performance Objectives are measured and the Participants’ Bonus Awards, if any, are to be determined.

“Cause” shall have the same definition as under any offer letter or employment agreement between the Company or any Affiliate and the Participant or, if no such offer letter or employment agreement exists or if such offer letter or employment agreement does not contain any such definition or words of similar import, “Cause” means (i) the Participant’s act or failure to act amounting to gross negligence or willful misconduct to the detriment of GreenSky or any Affiliate; (ii) the Participant’s dishonesty, fraud, theft or embezzlement of funds or properties in the course of Participant’s employment; (iii) the Participant’s commission of or pleading guilty to or confessing to any felony; or (iv) the Participant’s breach of any restrictive covenant agreement with GreenSky or any Affiliate, including but not limited to, confidentiality covenants, covenants not to compete, non-solicitation covenants and non-disclosure covenants. For purposes of the Plan, the Participant’s resignation without GreenSky’s or an Affiliate’s written consent in anticipation of termination of employment for Cause shall constitute a termination of employment for Cause.

“CEO” means the Chief Executive Officer of GreenSky.

“Change in Control” shall be deemed to have occurred upon the first occurrence of an event set forth in any one of the following paragraphs:

(i)            The accumulation in any number of related or unrelated transactions (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission) by any Person of beneficial ownership (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) of more than fifty percent (50%) of the combined voting power of GreenSky’s voting stock; provided that for purposes of this subsection (i), a Change in Control will not be deemed to have occurred if the accumulation of more than fifty percent (50%) of the voting power of GreenSky’s voting stock results from any acquisition of voting stock (i) by GreenSky or any Affiliate, (ii) by any employee benefit plan (or related trust) sponsored or maintained by GreenSky or any Affiliate, (iii) by any Significant Stockholder, (iv) by any Person that, prior to the transaction, directly or indirectly, controls, is controlled by, or is under common control with, GreenSky, or (v) by any Person pursuant to a merger, consolidation or reorganization (a “Business Combination”) that would not cause a Change in Control under subsection (ii) below; or

(ii)           Consummation of a Business Combination, unless, immediately following that Business Combination, (i) all or substantially all of the Persons who were the beneficial owners of voting stock of GreenSky immediately prior to that Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of GreenSky’s voting stock resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns GreenSky or all or substantially all of GreenSky’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the voting stock of GreenSky and (ii) no Person other than a Significant Stockholder has beneficial ownership of fifty percent (50%) or more of the combined voting power of GreenSky’s voting stock (including any entity that as the result of that transaction owns GreenSky or all or substantially all of, GreenSky’s assets either directly or through one or more subsidiaries); or

(iii)          During any twelve (12)-month period, Incumbent Board Members cease to constitute a majority of the Board; or

(iv)          A sale or other disposition of all or substantially all of the assets of GreenSky, except pursuant to a Business Combination that would not cause a Change in Control under subsection (ii) above; or

(v)           A complete liquidation or dissolution of GreenSky, except pursuant to a Business Combination that would not cause a Change in Control under subsection (ii) above.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or a sub-committee of the Compensation Committee of the Board, if so appointed by the Compensation Committee of the Board. The Committee shall administer the Plan.

“Compensation” means the Participant’s actual base salary or wages earned during the Bonus Period, excluding incentive payments, salary continuation, bonuses, income from equity awards, stock options, restricted stock, restricted stock units, other equity awards or holdings, deferred compensation, commissions, and any other forms of compensation over and above the Participant’s actual base salary or wages earned during the Bonus Period.

“Corporate Performance Bonus Multiplier” means the percentage(s) from zero percent (0%) to two hundred percent (200%) that applies to each separate Corporate Performance Objective or separate level of Corporate Performance Objective and/or each separate Individual Performance Factor or separate level of Individual Performance Factor used to determine the Participant’s Preliminary Bonus Award for the Bonus Period.  The Committee shall establish the Corporate Performance Bonus Multiplier that corresponds to each Corporate Performance Objective or different level of Corporate Performance Objective and each

Individual Performance Factor or different level of Individual Performance Factor that must be achieved during the Bonus Period to calculate the Participant’s Preliminary Bonus Award.

“Corporate Performance Objectives” means any business criteria relating to GreenSky and/or its Affiliates or their business with respect to which Bonus Awards may be based, as determined by the Committee.  The relevant measure of performance shall be determined in accordance with the requirements the Committee may designate.  The Committee may appropriately adjust the Corporate Performance Objectives as the Committee in its sole discretion may determine is appropriate.

“Disability” means any injury, illness or sickness that qualifies as a long-term disability within the meaning of the Company’s long-term disability plan or program and on account of which such Participant is entitled to receive long-term disability benefits.

“Distribution” means the payment of the Bonus Award under the Plan.

“Distribution Date” means the date on which the Distribution occurs.

“Effective Date” means January 1, 2019.

“Employee” means a common law employee of an Employer who is classified as “exempt” on the Employer’s payroll, personnel or tax records.  A common law employee of an Employer only includes an individual who renders personal services to the Employer and who, in accordance with the established payroll, accounting and personnel policies of the Employer, is characterized by the Employer as an “exempt” common law employee.  An Employee does not include (i) any person whom the Employer has identified on its payroll, personnel or tax records as an independent contractor or (ii) any person who has acknowledged in writing to the Employer that such person is an independent contractor, whether or not in case of both (i) and (ii) a court, the Internal Revenue Service or any other authority ultimately determines such classification to be correct or incorrect as a matter of law or (iii) any person who is classified other than as “exempt” on the Employer’s payroll, personnel or tax records.

“Employer” means GreenSky and any Affiliate of GreenSky who employs one or more Employees.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

“Holdings” means GreenSky Holdings, LLC, a Georgia limited liability company, and any successor thereto by operation of law or otherwise.

“Incumbent Board Member” means an individual who either is (a) a member of the Board as of the effective date of the adoption of this Plan or (b) a member who becomes a member of the Board subsequent to the date of the adoption of this Plan whose election, or nomination for election by GreenSky’s stockholders, was approved by a vote of at least sixty percent (60%) of the then Incumbent Board Members (either by a specific vote or by approval of the proxy statement of GreenSky in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

“Individual Performance Factors” means such individual/personal performance objectives and such other individual/personal factors as the Committee determines to be appropriate for purposes of determining the Participant’s Bonus Award for the Bonus Period.

“IPO” means the underwritten initial public offering of Shares that closed in May 2018.

“Maximum Bonus Award” means the maximum Bonus Award which can be earned and paid for the Bonus Period to a Participant as determined by the Committee.  The Committee may establish the Maximum Bonus Award for a Bonus Period as a set dollar amount or in such other manner as the Committee may designate, including using the same methodology for determining the Participant’s Preliminary Bonus Award but using different Corporate Performance Objective(s) and/or level(s) of Corporate Performance Objective(s) and/or different Individual Performance Factor(s) and/or levels of Individual Performance Factors than those used to determine the Aggregate Corporate Performance Bonus Multiplier for determining the Participant’s Preliminary Bonus Award. Unless the Committee specifically determines otherwise, in no event may the amount of any Participant’s Maximum Bonus Award exceed $3,000,000 for any Bonus Period.

“Participant” means a member of the Senior Executive Group and any other Employee of an Employer who is selected to participate in the Plan.

“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

“Plan” means this GreenSky, Inc. Annual Incentive Plan, in its current form and as it may be hereafter amended.

“Preliminary Bonus Award” means the preliminary Bonus Award which can be earned and paid for the Bonus Period to a Participant, which results from multiplying the Participant’s Compensation for the Bonus Period by the product of (i) the Participant’s Target Bonus Percentage and (ii) the Participant’s relevant Aggregate Corporate Performance Bonus Multiplier.  Notwithstanding the foregoing, the Committee in its discretion may establish a different methodology from the foregoing to determine the Participant’s Preliminary Bonus Award for the Bonus Period.  The Participant’s Preliminary Bonus Award may be increased or decreased as the Committee in its sole discretion shall determine based on the Participant’s Individual Performance Factors or such other factors as the Committee determines to be appropriate.

“Reorganization Agreement” means the Reorganization Agreement, dated May 23, 2018, among GreenSky, Holdings and the holders of equity interests in Holdings prior to the transactions contemplated thereby.

“Retirement” means the Participant’s termination of employment on or after attaining such age and/or completing such years of service as the Committee may determine for purposes of the Plan.

“Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

“Senior Executive Group” shall mean GreenSky’s CEO, Chief Financial Officer, Chief Administrative Officer, Chief Operating Officer, Chief Legal Officer, Chief Marketing Officer, Chief Human Resources Officer, or any other Employee otherwise designated by the Committee as a member of the Senior Executive Group, or any individual serving in any such capacity or in a role with commensurate duties, who the Committee determines collectively constitute the primary decision-making body for GreenSky, currently referred to as the Senior Executive Group.

“Share” means the Class A common stock, $0.01 par value per share, of GreenSky, and, unless the context otherwise requires, such other securities of GreenSky, as may be substituted or resubstituted for Shares.

“Significant Stockholder” shall mean any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) that, immediately following the actions described in Section 4(a), (b), (c) and (d) of the Reorganization Agreement and prior to the completion of the IPO, holds ten percent (10%) or more of the total combined voting power of all classes of common stock of GreenSky and/or would hold ten percent (10%) or more of the total combined voting power of all classes of common stock of GreenSky if their units in Holdings were exchanged for common stock of GreenSky (ignoring for purposes of such calculation any common stock issued in connection with GreenSky’s IPO to persons or entities other than the holders of equity interests in Holdings).

“Target Bonus Percentage” means, if applicable, the percentage of the Participant’s Compensation that will be earned as a Bonus Award where the Corporate Performance Objectives that are achieved for the Bonus Period result in an Aggregate Corporate Performance Bonus Multiplier of one hundred percent (100%).  The Target Bonus Percentage for each Participant shall be established consistent with the Participant’s position in the Employer’s compensation structure.

“Weighting Percentage” means the percentage from one percent (1%) to one hundred percent (100%) assigned by the Committee to each separate Corporate Performance Objective and/or Individual Performance Factor or separate level of Corporate Performance Objective and/or Individual Performance Factor to be achieved to determine the Participant’s Preliminary Bonus Award for the Bonus Period.  In no event may the sum of the Weighting Percentages assigned to the Corporate Performance Objectives and Individual Performance Factors and levels of Corporate Performance Objectives and Individual Performance Factors to be achieved for the Bonus Period to calculate the Participant’s Preliminary Bonus Award exceed one hundred percent (100%).

3.             ADMINISTRATION OF THE PLAN

3.1          Administration of the Plan.  The Committee shall be the administrator of the Plan and shall have full authority to formulate adjustments and make interpretations under the Plan as it deems appropriate, taking into account such input from the Board, the CEO and such other members of the Senior Executive Group as the Committee determines appropriate.  The Committee in its sole discretion may appoint one or more individuals who are not members of the Board or the Committee to administer the Plan on its behalf, except that the Committee remains responsible to approve all aspects of the Plan that the Committee reserves to itself or that pertain to the CEO and the other members of the Senior Executive Group.  The Committee shall also be empowered to make any and all determinations not herein specifically authorized which may be necessary or desirable for the effective administration of the Plan.  Any decision or interpretation of any provision of this Plan adopted by the Committee or its appointees shall be final, binding and conclusive on all parties. Benefits under this Plan shall be paid only if the Committee or its appointee determines, in its sole discretion, that the Participant or Beneficiary is entitled to them.  None of the members of the Committee or its appointees shall be liable for any act done or not done in good faith with respect to this Plan.  GreenSky shall bear all expenses of administering this Plan.

4.             ELIGIBILITY

4.1          Establishing Participation.  Each member of the Senior Executive Group and each other Employee whose position in the Employer’s compensation structure entitles him or her to participate in the Plan shall participate in the Plan for the applicable Bonus Period.  The Committee shall retain the discretion to name as a Participant any member of the Senior Executive Group or otherwise-eligible Employee hired after the commencement of the Bonus Period and prior to October 1st of the Bonus Period.  Members of the Senior Executive Group and other Employees hired on or after October 1st of the Bonus Period shall not be eligible to participate in the Plan for that Bonus Period.  Any member of the Senior Executive Group or other Employee promoted during the Bonus Period may participate in the Plan in accordance with such Employee’s status for the relevant portion of the Bonus Period.

5.             AMOUNT OF BONUS AWARDS

5.1          Establishment of Bonuses.

(a)           Establishment of Maximum Bonus Awards.  The Committee shall establish, for each Participant, the Participant’s Maximum Bonus Award (in dollars) for the Bonus Period or the methodology for establishing such Maximum Bonus Award (in dollars).

(b)           Establishment of Preliminary Bonus Awards.  The Committee then shall establish, for each Participant, the Participant’s (i) Target Bonus Percentage, (ii) the Corporate Performance Objective(s) and level(s) of Corporate Performance Objectives that must be achieved to determine the Participant’s Preliminary Bonus Award, (iii) the Individual Performance Factor(s) and level(s) of Individual Performance Factor(s) that must be achieved to determine the Participant’s Preliminary Bonus Award, (iv) the Corporate Performance Bonus Multiplier that will apply to each Corporate Performance Objective and Individual Performance Factor or level of Corporate Performance Objective or Individual Performance Factor that will apply to determine the Participant’s Preliminary Bonus Award and (iv) the Aggregate Corporate Performance Bonus Multiplier that will apply to determine the Participant’s Preliminary Bonus Award for the Bonus Period.

(c)           Time and Manner of Establishment.  The Corporate Performance Objectives, the levels of Corporate Performance Objectives and, if applicable, the Individual Performance Factors and levels of Individual Performance Factors to be achieved must take into account and be calculated with respect to the full accrual and payment of the Bonus Awards to be paid under the Plan.  Each Participant’s (i) Target Bonus Percentage, (ii) Corporate Performance Objective(s) and level(s) of Corporate Performance Objective to be achieved, (iii) Individual Performance Factor(s) and level(s) of Individual Performance Factors to be achieved, (iv) Corporate Performance Bonus Multiplier that corresponds to each Corporate Performance Objective or Individual Performance Factor or level of Corporate Performance Objective or Individual Performance Factor to be achieved, and (v) Aggregate Corporate Performance Bonus Multiplier must be established by the Committee in writing; they must be uncertain of achievement at the time they are established; and the achievement of the Corporate Performance Objectives or levels of Corporate Bonus Objectives must be determinable by a third party with knowledge of the relevant facts.  The achievement of the Individual Performance Factors or levels of Individual Performance Factors may be subjective and determinable in the sole discretion of the Committee. The Corporate Performance Objectives and Individual Performance Factors the Committee may designate shall be any Corporate Performance Objectives or Individual Performance Factors the Committee may determine.  There may be separate levels of Corporate Performance Objectives and Individual Performance Factors whenever the Corporate Performance Objectives are based upon different organizational levels of GreenSky and its Affiliates and/or the Individual Performance Factors are based upon different levels of achievement by the Participant. The

Corporate Performance Objectives and levels of Corporate Performance Objectives, however, may not include solely the mere continued employment of the Participant, although Bonus Awards may become payable contingent on the Participant’s continued employment in addition to Corporate Performance Objective(s) or level(s) of Corporate Performance Objective(s).  If there are separate Corporate Performance Objectives and/or Individual Performance Factors and/or separate levels of Corporate Performance Objectives and/or Individual Performance Factors that will apply to determine any aspect of a Participant’s Bonus Award, the Committee shall assign the Corporate Performance Bonus Multiplier and Weighting Percentage to be used for each separate Corporate Performance Objective and/or Individual Performance Factor and/or each separate level of Corporate Performance Objective and/or Individual Performance Factor, and the Participant’s Aggregate Corporate Performance Bonus Multiplier shall be the sum of the products of (A) each Corporate Performance Bonus Multiplier assigned to the separate Corporate Performance Objective and/or Individual Performance Factor or separate level of Corporate Performance Objective and/or Individual Performance Factor that must be achieved for the Bonus Period multiplied by (B) the Weighting Percentage the Committee assigned to that separate Corporate Performance Objective or Individual Performance Factor or separate level of Corporate Performance Objective or Individual Performance Factor.  To the extent actual performance falls between two Corporate Performance Bonus Multipliers assigned to the separate Corporate Performance Objectives and/or Individual Performance Factors  or separate levels of Corporate Performance Objectives and/or Individual Performance Factors that must be achieved for the Bonus Period, the Corporate Performance Bonus Multiplier for that Corporate Performance Objective or Individual Performance Factor or level of Corporate Performance Objective or Individual Performance Factor shall be determined by straight line interpolation between the two Corporate Performance Bonus Multipliers.

5.2          Calculation of Bonus Awards.

(a)           Timing of the Calculation.  The calculations necessary to determine the Bonus Awards for the Bonus Period shall be made no later than the fifteenth day of the third month following the end of the Bonus Period for which the Bonus Awards are to be calculated. Such calculation shall be carried out in accordance with this Section 5.2.

(b)           Calculations.  Following the end of the Bonus Period, the Maximum Bonus Award for each Participant shall be determined.  Following the end of the Bonus Period, each Participant’s Preliminary Bonus, if any, also shall be calculated based on the performance achieved for the Bonus Period.  The Participant’s Bonus Award for the Bonus Period then shall be equal to the lesser of (i) the Participant’s Maximum Bonus Award for the Bonus Period and (ii) the Participant’s Preliminary Bonus Award for the Bonus Period, as such Preliminary Bonus Award may be increased or decreased as the Committee in its sole discretion shall determine based on the Participant’s individual performance or such other factors as the Committee determines to be appropriate.

(c)           Written Determination.  For purposes of the Bonus Awards, the Committee shall certify in writing whether the Corporate Performance Objectives and/or Individual Performance Factors or levels of Corporate Performance Objectives and/or Individual Performance Factors have been achieved.

6.             PAYMENT OF AWARDS

6.1          Eligibility for Payment.  Except as otherwise set forth in Sections 7.1, 8.1 or 9.11 of this Plan or as the Committee may otherwise determine, Bonus Awards shall not be paid to any Participant who is not employed by an Employer on the last day of the Bonus Period with respect which the Bonus Award has been determined, and a Participant who terminates employment with GreenSky and its Affiliates prior to the last day of the applicable Bonus Period shall not be eligible to receive any Distribution for (i) the

Bonus Period that includes the date of such termination of employment or (ii) any future Bonus Periods.  Additionally, notwithstanding any other provision of the Plan, no Bonus Awards shall be paid to any Participant on and after the time the Participant is notified by the Employer that the Participant’s employment is to be terminated involuntarily for Cause, whether the Bonus Award is payable with respect to any completed Bonus Period, the Bonus Period in which the Participant’s employment is terminated or any future Bonus Period.

6.2          Timing of Payment.  Any Distribution to be paid for a Bonus Period shall be paid no later than the fifteenth day of the third month following the end of the Bonus Period.

6.3          Payment of Award.  The amount of the Bonus Award to be paid pursuant to this Section 6 to a Participant shall be paid in one lump sum cash payment by the Employer.  If the Participant dies before payment of the Bonus Award, the Bonus Award, to the extent still payable, shall be paid to the Participant’s Beneficiary.

6.4          Taxes; Withholding.  To the extent required by law, the Employer shall withhold from all Distributions made hereunder any amount required to be withheld by Federal and state or local government or other applicable laws. Each Participant shall be responsible for satisfying in cash or cash equivalent acceptable to the Committee any income and employment tax withholdings applicable to any Distribution to the Participant under the Plan.

7.             CHANGE IN CONTROL

7.1          Effect of Change in Control.  If a Change in Control occurs, subject to Section 9.11 of the Plan, (i) Bonus Awards with respect to any Bonus Period that ended prior to the Change in Control shall be determined based on actual business results achieved for the Bonus Period and (ii) Bonus Awards with respect to the Bonus Period in which the Change in Control occurs shall be determined assuming the achievement of each applicable Corporate Performance Objective or level of Corporate Performance Objective at the target level of achievement for the Bonus Period, and each Individual Performance Factor or level of Individual Performance Factor at the target level of achievement for the Bonus Period with respect to objective Individual Performance Factors and at 100% of the related Corporate Performance Bonus Multiplier with respect to subjective Individual Performance Factors, except that (i) the Bonus Award for the Bonus Period that includes the Change in Control shall be based solely upon the Participant’s Compensation for that Bonus Period through the date of the Change in Control and (ii) in case of Bonus Awards for any completed Bonus Period and the Bonus Period in which the Change in Control occurs, (A) the Committee shall not exercise any discretion to decrease the Participant’s Preliminary Bonus Award and (B) the Participant need no longer remain employed with GreenSky and its Affiliates on or after the Change in Control.  After a Change in Control, Bonus Awards for any completed Bonus Period shall be paid at the normal time of the bonus payout but in no event later than the fifteenth day of the third month following the end of the Bonus Period.  Bonus Awards for the Bonus Period that includes the Change in Control shall be paid no later than the fifteenth day of the third month following the date of the Change in Control.

8.             TERMINATION OF EMPLOYMENT

8.1          Payment after Death, Disability and Retirement.  If before a Change in Control occurs the Participant’s employment with GreenSky and its Affiliates is terminated during the Bonus Period on account of the Participant’s death, Disability or Retirement, subject to Section 9.11 of the Plan, the Participant shall be entitled to receive for the Bonus Period that includes the date of the Participant’s death, Disability or Retirement, the Bonus Award that would result based on actual business results for the entire

Bonus Period, taking into account the Corporate Performance Objectives and levels of Corporate Performance Objectives achieved during the Bonus Period, calculated on the same basis as other similarly-situated Participants, and the Individual Performance Factors or levels of Individual Performance Factors at the actual results level of achievement for the Bonus Period with respect to objective Individual Performance Factors and at 100% of the related Corporate Performance Bonus Multiplier with respect to subjective Individual Performance Factors, except that the Participant’s Bonus Award for that Bonus Period shall be based solely upon the Participant’s Compensation for that Bonus Period through the time of Participant’s death, Disability or Retirement.  Each Participant described herein also shall be entitled to receive any Bonus Award payable for any Bonus Period that ended before the Participant’s death, Disability or Retirement, on the same basis as the Bonus Award for the Bonus Period that includes the date of the Participant’s death, Disability or Retirement.  Such Bonus Awards shall be paid at the normal time of the bonus payout as if the Participant had remained employed but in no event later than the fifteenth day of the third month following the end of the Bonus Period.

8.2          Payment after Termination of Employment Other Than on Account of Death, Disability or Retirement.  If before a Change in Control occurs the Participant’s employment with GreenSky and its Affiliates is terminated during the Bonus Period other than on account of the Participant’s death, Disability or Retirement, subject to Section 9.11 of the Plan, the Participant shall not be entitled to receive a Bonus Award for the Bonus Period that includes the termination of the Participant’s employment other than on account of the Participant’s death, Disability or Retirement, unless the Committee specifically approves otherwise.  The Committee has the discretion to pay the Participant’s Bonus Award that would result based on actual business results for the entire Bonus Period (based solely upon the Participant’s Compensation for that Bonus Period through the time of Participant’s termination of employment), or any portion thereof, notwithstanding the termination of the Participant’s employment during the Bonus Period other than on account of the Participant’s death, Disability or Retirement.

9.             MISCELLANEOUS

9.1          Unsecured General Creditor.  Participants and their beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests, or other claim in any property or assets of the Employer. Any and all assets shall remain general, unpledged, unrestricted assets of the Employer. The Employer’s obligation under the Plan shall be that of an unfunded and unsecured promise to pay cash in the future, and there shall be no obligation to establish any fund, any security or any other restricted asset in order to provide for the payment of amounts under the Plan.

9.2          Obligations to the Employer.  If a Participant becomes entitled to a Distribution under the Plan, and, if, at the time of the Distribution, such Participant has outstanding any debt, obligation or other liability representing an amount owed to any Employer, then the Employer may offset such amounts owing to it or any other Employer against the amount of any Distribution. Such determination shall be made by the Committee. Any election by the Committee not to reduce any Distribution payable to a Participant shall not constitute a waiver of any claim for any outstanding debt, obligation, or other liability representing an amount owed to the Employer.

9.3          Nonassignability.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of a Distribution, prior to actual Distribution, shall be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor shall it be transferable by operation of law in the event of the Participant’s or any other persons bankruptcy or insolvency, except as set forth in Section 9.2 above or pursuant to a legal domestic relations order.

9.4          Employment or Future Pay or Compensation Not Guaranteed.  Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant or any former Participant any right to be retained in the employ of an Employer or receive or continue to receive any rate of pay or other compensation, nor shall it interfere in any way with the right of an Employer to terminate the Participant’s employment at any time without assigning a reason therefor.

9.5          Gender, Singular and Plural.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

9.6          Captions.  The captions to the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

9.7          Applicable Law.  This Plan shall be governed and construed in accordance with the laws of the State of Delaware.

9.8          Validity.  In the event any provision of the Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan.

9.9          Notice.  Any notice or filing required or permitted to be given to the Committee shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of GreenSky, directed to the attention of the Committee. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

9.10        Compliance.  No Distribution shall be made hereunder except in compliance with all applicable laws and regulations (including, without limitation, withholding tax requirements), any listing agreement with any stock exchange to which GreenSky is a party, and the rules of all domestic stock exchanges on which GreenSky’s shares of capital stock may be listed. The Committee shall have the right to rely on an opinion of its or GreenSky’s counsel as to such compliance. No Distribution shall be made hereunder unless the Employer has obtained such consent or approval as the Employer may deem advisable from regulatory bodies having jurisdiction over such matters.

9.11        Other Agreements; No Duplicate Payments.  To the extent the Participant and the Employer are parties to any other agreements or arrangements relating to the Participant’s employment that provide for payment(s) of any bonuses under this Plan on termination of employment, change in control or otherwise, this Plan and such other agreements or arrangements shall be construed and interpreted so that (i) the Bonus Awards and Distributions payable under the Plan and such other agreements or arrangements are only paid once; it being the intent of this Plan not to provide the Participant any duplicative payments of Bonus Awards, but that (ii) the Participant shall be entitled to receive the full benefits of both the Plan and such other agreements or arrangements; it being the intent of GreenSky and its Affiliates to provide the Participant with the benefits of such other agreements or arrangements. To the extent a Participant is entitled to a bonus payment calculated under this Plan and under any other agreement or arrangement, which would result in a duplicative payment of the Bonus Award or Distribution, no Bonus Award or Distribution will be payable hereunder if the payment under the other agreement or arrangement is not reduced by any duplicative payment under this Plan.  To the extent a Participant is entitled to a bonus payment or portion thereof calculated under this Plan under any other agreement or arrangement, which bonus payment or portion thereof is not otherwise payable under this Plan, the terms of such other agreement or arrangement shall control and be given effect.

9.12        Temporary Leaves of Absence.  The Committee in its sole discretion may decide to what extent leaves of absence for government or military service, illness, temporary disability or other reasons shall, or shall not, be deemed an interruption or termination of employment.

9.14        Compensation Recoupment Policy.  Notwithstanding any other provision of this Plan, any Bonus Award received by the Participant and/or cash paid hereunder, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any Compensation Recoupment Policy GreenSky may adopt, and as it may be amended from time to time.  By acceptance of the Bonus Award, the Participant agrees and consents to GreenSky’s application, implementation and enforcement of (a) any such Compensation Recoupment Policy or any similar policy established by GreenSky or any Affiliate that may apply to the Participant and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Committee may take such actions as are necessary to effectuate the Compensation Recoupment Policy, any similar policy (as applicable to the Participant) or applicable law without further consent or action being required by the Participant.  To the extent that the terms of this Plan and the Compensation Recoupment Policy or any similar policy conflict, then the terms of such policy shall prevail.

9.15        Restrictive Covenants.  Bonus Awards under the Plan are contingent upon the Participant continuing to comply with any Confidentiality, Non-Solicitation, Non-Recruitment, Non-Competition and Invention Assignment Agreement to which the Participant is a party with GreenSky and/or any of its Affiliates.  If the Participant breaches in any material respect any such agreement, the Participant shall forfeit the right to receive any further Bonus Awards under the Plan and, to the extent permitted by law, the Participant agrees to return to the Employer the gross amount of all Bonus Awards received in the twelve (12) months prior to such breach.

10.          AMENDMENT AND TERMINATION OF THE PLAN

10.1        Amendment.  Except as set forth in Section 10.3 below, the Committee in its sole discretion may at any time amend the Plan in whole or in part.

10.2        Termination of the Plan.

(a)           Employer’s Right to Terminate.  Except as set forth in Section 10.3 below, the Committee may at any time terminate the Plan, if it determines in good faith that the continuation of the Plan is not in the best interest of GreenSky and its stockholders.  No such termination of the Plan shall reduce any Distributions already made.

(b)           Payments upon Termination of the Plan.  Upon the termination of the Plan under this Section 10.2, Awards for future Bonus Periods shall not be made.  With respect to the Bonus Period in which such termination takes place, the Employer will pay to each Participant the Participant’s Bonus Award, if any, for such Bonus Period, less any applicable withholdings, only to the extent the Committee provides for any such payments on termination of the Plan (in which case all such payments will be made no later than the fifteenth day of the third month following the end of the Bonus Period that includes the effective date of termination of the Plan).

10.3        Amendment or Termination after a Change in Control.  Notwithstanding any other provision of the Plan, the Committee may not amend or terminate the Plan in whole or in part, or change eligibility for participation in the Plan, on or after a Change in Control to the extent any such amendment or termination, or change in eligibility for participation in the Plan, would adversely affect the Participants’ rights hereunder or result in Bonus Awards not being paid consistent with the terms of the Plan in effect prior to such amendment or termination for the Bonus Period in which the amendment or termination of the Plan takes place and any prior Bonus Period.

11.          COMPLIANCE WITH SECTION 409A

11.1        Tax Compliance.  This Plan is intended to be exempt from the applicable requirements of Section 409A of the Code and shall be construed and interpreted in accordance therewith. The Committee may at any time amend, suspend or terminate this Plan, or any payments to be made hereunder, as necessary to be exempt from Section 409A of the Code. Notwithstanding the preceding, no Employer shall be liable to any Employee or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any Bonus Award or Distribution to be made under this Plan is subject to taxes, penalties or interest as a result of failing to comply with Section 409A of the Code. The Distributions under the Plan are intended to satisfy the exemption from Section 409A of the Code for “short-term deferrals.”

12.          CLAIMS PROCEDURES

12.1        Filing of Claim.  If a Participant becomes entitled to a Bonus Award or a Distribution has otherwise become payable, and the Participant has not received the benefits to which the Participant believes he or she is entitled under such Bonus Award or Distribution, then the Participant must submit a written claim for such benefits to the Committee within ninety (90) days of the date the Bonus Award would have become payable (assuming the Participant is entitled to the Bonus Award) or the claim will be forever barred.

12.2        Appeal of Claim.  If a claim of a Participant is wholly or partially denied, the Participant or his or her duly authorized representative may appeal the denial of the claim to the Committee. Such appeal must be made at any time within thirty (30) days after the Participant receives written notice from the Committee of the denial of the claim. In connection therewith, the Participant or his or her duly authorized representative may request a review of the denied claim, may review pertinent documents and may submit issues and comments in writing. Upon receipt of an appeal, the Committee shall make a decision with respect to the appeal and, not later than sixty (60) days after receipt of such request for review, shall furnish the Participant with a decision on review in writing, including the specific reasons for the decision, as well as specific references to the pertinent provisions of the Plan upon which the decision is based.  Notwithstanding the foregoing, if the Committee has not rendered a decision on appeal within sixty (60) days after receipt of such request for review, the Participant’s appeal shall be deemed to have been denied upon the expiration of the sixty (60)-day review period.

12.3        Final Authority.  The Committee has discretionary and final authority under the Plan to determine the validity of any claim. Accordingly, any decision the Committee makes on the Participant’s appeal shall be final and binding on all parties. If a Participant disagrees with the Committee’s final decision, the Participant may bring suit, but only after the claim on appeal has been denied or deemed denied. Any such lawsuit must be filed within one hundred eighty (180) days of the Committee’s denial (or deemed denial) of the Participant’s claim or the claim will be forever barred.